Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS NAMES MARK TWAALFHOVEN CHIEF EXECUTIVE OFFICER

Brings Deep Industry and Operational Expertise
Joins Board of Directors; John E. Major Named Permanent Chairman of the Board

SAN DIEGO, December 1, 2014--Pulse Electronics Corporation (OTC Pink: PULS), a leading provider of electronic components, today announced that its Board of Directors has named Mark Twaalfhoven as Chief Executive Officer, effective immediately.  Mr. Twaalfhoven also has been appointed to Pulse’s Board of Directors, expanding the Board from six to seven members and John E. Major has been named permanent Chairman of the Board.  Alan H. Benjamin, who has served as interim CEO since July 2014, will continue in his role as Chief Operating Officer.

“The Board conducted a comprehensive search process, and we are pleased to welcome Mark to Pulse as our next Chief Executive Officer.  Mark has over 25 years of experience in managing technology companies and extensive expertise in both running and advising complex, global organizations.  He’s also a great fit culturally for our organization, with a keen understanding of and appreciation for our dedication to customer service,” said John E. Major, Lead Independent Board member and Chairman of the Pulse Board of Directors.  “Additionally, on behalf of the entire Board, I would also like to thank Alan for his service as interim CEO over the past four months and continued dedication to Pulse.”

Mr. Twaalfhoven joins Pulse from the investment firm Valuec B.V. in Hong Kong, where he served as President, with responsibilities for investing in and advising international technology companies. Mr. Twaalfhoven said, “I’m honored to be joining Pulse as CEO.  I look forward to working with the Pulse team to continue meeting our customers’ needs and executing on the company’s strategy of reinvigorating profitable growth and increasing operational efficiency.”

Mark Twaalfhoven Background

Prior to his role at Valuec, Mr. Twaalfhoven served from 2005 to 2009 as President and CEO of Teleplan International, a global business with almost 5,800 employees providing total lifecycle care solutions for the computer, communications and consumer industries.  Mr. Twaalfhoven led Teleplan as a public company through a restructuring and turnaround, growing revenue from approximately $300 million to approximately $400 million and increasing profitability.  From 1996 to 2005, Mr. Twaalfhoven served in a number of positions, including Senior Vice President and Corporate Officer, of Amphenol Corporation, where he led the development of its Asia operations as it became a leading supplier of interconnect solutions, with tenfold growth in revenue during his tenure.

In 1990, Mr. Twaalfhoven was nominated as Entrepreneur of the Year for Southern California for his role as the founder of Fanamation and subsequently QI Tech, which became a leading supplier of Metrology Equipment and today is part of Hexagon Metrology.

Mr. Twaalfhoven holds a Master of Science in Industrial Engineering from Stanford University, a Bachelor’s Degree in Mechanical Engineering from Purdue University and completed the Advanced Management Program at Harvard Business School.  Born in the Netherlands, he has three daughters, and has been residing in Asia the past 20 years.

About Pulse Electronics Corporation

Pulse Electronics is a leading electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “increase,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, the company’s ability to realize anticipated benefits and/or cost savings from the deregistration of its common stock, deliver long term shareholder value, the company’s ability to complete and maintain its delisting and deregistration as contemplated or at all, cause the company’s shares of common stock to trade on the Pink Sheets or any other market, the risk that deregistration of the company’s common stock will not beneficially affect its financial condition and operations and other risks. These and other factors or risks that could cause the company’s actual results to differ materially from the results are more fully described in its annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through its website at www.pulseelectronics.com. Other unknown or unpredictable factors could also affect the company’s business, financial condition and results. There can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause the company’s views to change. The company specifically disclaims any obligation to update any forward looking statements except as may be required by law.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com